CONFIDENTIAL	Exhibit 99.2

Dated 5 May 2017

EUROPEAN INVESTMENT BANK
 as Bank

INNOCOLL PHARMACEUTICALS LIMITED
 as Borrower

and

INNOCOLL HOLDINGS PLC
 as Guarantor

AMENDMENT AND WAIVER AGREEMENT

relating to a Finance Contract originally
dated 27 March 2015

THIS DEED is dated May 5, 2017 and made between:

(1)	THE EUROPEAN INVESTMENT BANK having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg, Luxembourg, represented by Aleksander Skornik and Thomas Lugez (the “Bank”);

(2)	INNOCOLL PHARMACEUTICALS LIMITED, a company incorporated in Ireland, having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland (the “Borrower”); and

(3)	INNOCOLL HOLDINGS PLC, a company incorporated in Ireland, having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland (the “Guarantor”),

each a Party and together the Parties.

RECITALS

(A)
By a finance contract dated 27 March 2015 entered into between the Bank, the Borrower and Innocoll AG as the original guarantor (which merged with the Guarantor on 14 March 2016), as amended pursuant to a letter dated 19 February 2016 from the Bank addressed to the Borrower, Innocoll AG and the Guarantor the Bank agreed to make a loan facility of up to EUR25,000,000 (twenty five million euros) available to the Borrower (the “Original Finance Contract”).

(B)
The Bank, the Borrower, the Guarantor and Gurnet (as defined below) have been in discussions regarding the provision of a loan from the Subordinated Creditor (as defined below) to the Borrower in an amount of USD10,000,000 (ten million dollars).

(C)
It is a condition to the Subordinated Creditor providing such loan under the Subordinated Loan Agreement (as defined below) that the Original Finance Contract be amended as per the provisions of this Deed.

(D)
The Bank, the Subordinated Creditor, the Guarantor and the Borrower will enter into an intercreditor deed on or about the date of this Deed under which any amounts owed to the Subordinated Creditor under the Subordinated Loan Agreement will be subordinated to the Amended Finance Contract (as defined below) subject to the terms thereof (the “Intercreditor Deed”).

(E)	The Parties have agreed with effect from the Effective Date (as defined below), to amend the Original Finance Contract on the terms of this Deed.

IT IS AGREED as follows:

1	Definitions and interpretation

1.1
In this Deed (including the recitals hereto), except to the extent that the context requires otherwise or as separately defined in this Deed, terms defined in the Amended Finance Contract (as if the Effective Date had occurred) have the same meaning in this Deed and:

“Amended Finance Contract” has the meaning given to that term in clause 2 (Amendment)

“Effective Date” means the date on which the Bank notifies the Borrower in writing that the documents and evidence set out in Schedule 1 (Conditions precedent) to this Deed have been delivered to the Bank in a form and in substance satisfactory to the Bank.

“Gurnet” means Gurnet Point L.P., a Delaware limited partnership (with registered number 5495845), acting through its general partner, Waypoint International GP LLC (notwithstanding any assignment transfers or disposal of any of the Subordinated Creditor’s right or obligations under any Subordinated Agreements or the Intercreditor Deed).

“Subordinated Creditor” means Gurnet or any Relevant Affiliate of Gurnet that accedes to the Intercreditor Deed as a Subordinated Creditor.

“Subordinated Loan Agreement” means the USD10,000,000 loan and guaranty agreement dated on or about the date of this Deed between the Subordinated Creditor as lender and the Borrower as borrower.

“Subordinated Security Documents” has the meaning given to that term in the Intercreditor Deed.

1.2
Section (a) (Interpretation) of the Amended Finance Contract shall be deemed to be incorporated in this Deed in full, save that references therein to “this Contract” shall be deemed to be references to this Deed.

1.3	A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

1.4	The Parties designate this Deed as a “Finance Document” for the purposes of the Amended Finance Contract and the Subordinated Loan Agreement (in each case, as defined therein).

2	Amendment

The Parties agree that with effect from the Effective Date, the Original Finance Contract shall be amended as set out below (the “Amended Finance Contract”):

2.1	The following definitions shall be added to Section (b) (Definitions) of the Original Finance Contract:

“Agreement” means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy or other similar legally binding commitment or undertaking of any nature.

“Backstop Date” means 31 December 2017.

“Gurnet” means Gurnet Point L.P., a Delaware limited partnership (with registered number 5495845), acting through its general partner, Waypoint International GP LLC (notwithstanding any assignment transfers or disposal of any of the Subordinated Creditor’s right or obligations under any Subordinated Agreements or the Intercreditor Deed).

“Gurnet Acquirer” means the Subordinated Creditor or any Relevant Affiliate or a group of persons (which group includes Gurnet or any Relevant Affiliate of Gurnet) acting in concert (for which purpose, “acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal)) (provided that, in each case, the Bank has satisfactorily completed all of its applicable “know your customer” and anti-money laundering procedures in respect of any such Relevant Affiliate).

“Gurnet Acquisition” means the circumstance where a Gurnet Acquirer:

(a)
becomes, or becomes subject to any requirement (pursuant to any applicable law, rule or regulation, including without limitation any listing rules applicable to the Guarantor and any of the shares in the Guarantor) to become, the direct beneficial and legal owner of a majority of the issued ordinary shares in the Guarantor; and

(b)
acquires, or becomes subject to any requirement (pursuant to any applicable law, rule or regulation, including without limitation any listing rules applicable to the Guarantor and any of the shares in the Guarantor) to acquire, the power to direct the management and policies of the Guarantor, whether through the ownership of voting capital, by contract or otherwise.

“Intercreditor Deed” means the intercreditor deed dated [insert date] 2017 between the Borrower, the Subordinated Creditor, the Bank and the Guarantor.

“Liabilities” means all money, obligations and liabilities from now or in the future due, including any payment or repayment of money, whether actual or contingent and whether as principal or surety.

“Relevant Affiliate” means, in relation to any person, another person that, directly or indirectly, is controlled by such first person (as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Agreement or otherwise).

“Subordinated Agreements” means the Subordinated Loan Agreement and the Subordinated Security Documents.

“Subordinated Creditor” means Gurnet or any Relevant Affiliate of Gurnet that accedes to the Intercreditor Deed as a Subordinated Creditor.

“Subordinated Floating Charge” means a second-ranking floating charge dated on or after the date of the Intercreditor Deed, in identical form to the Floating Charge (save for the fact that it is second-ranking and secures the Subordinated Liabilities, and it will expressly state that it is subject to the terms of the Intercreditor Deed), over all of the assets of the Borrower granted by the Borrower in favour of the Subordinated Creditor.

“Subordinated Liabilities” means all Liabilities owing or incurred (whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) by the Borrower to the Subordinated Creditor from time to time, pursuant to the Subordinated Agreements.

“Subordinated Loan Agreement” means the USD10,000,000 loan agreement dated on or after the date of the Intercreditor Deed between the Subordinated Creditor as lender and the Borrower as borrower.

“Subordinated Security Documents” means the Subordinated Floating Charge and the Subordinated Share Charge.

“Subordinated Share Charge” means a second-ranking fixed charge dated on or after the date of the Intercreditor Deed, in identical form to the Share Charge (save for the fact that it is second-ranking and secures the Subordinated Liabilities, and it will expressly state that it is subject to the terms of the Intercreditor Deed), over all the shares in the Borrower granted by the Guarantor in favour of the Subordinated Creditor.

2.2
The definition of “Finance Documents” in Section (b) (Definitions) of the Original Finance Contract shall be amended by (i) deleting the word “and” at the end of paragraph (c), (ii) deleting the full stop at the end of paragraph (d) and adding the word “and” and (iii) adding a new paragraph (e) after the existing paragraph (d) with the following wording:

“(e) the Intercreditor Deed.”

2.3
The definition of “Permitted Guarantee” in Section (b) (Definitions) of the Original Finance Contract shall be amended by (i) deleting the word “or” at the end of paragraph (d), (ii) deleting the full stop at the end of paragraph (e) and adding the word “or” and (iii) adding a new paragraph (f) after the existing paragraph (e) with the following wording:

“(f) under any of the Subordinated Agreements.”

2.4
The definition of “Permitted Indebtedness” in Section (b) (Definitions) of the Original Finance Contract shall be amended by (i) deleting the word “or” at the end of paragraph (g), (ii) deleting the full stop at the end of paragraph (h) and adding the word “or” and (iii) adding a new paragraph (i) after the existing paragraph (h) with the following wording:

“(i) under any of the Subordinated Agreements.”

2.5
The definition of “Indemnifiable Prepayment Event” in Section (b) (Definitions) of the Original Finance Contract shall be amended by deleting the definition in its entirety and replacing it with the following wording:

“Indemnifiable Prepayment Event means Prepayment Event other than as specified in paragraphs 4.03A(3) (Pari Passu to Non-EIB Financing), 4.03A(6) (Gurnet Acquisition) and 4.03A(5) (Illegality).”

2.6	Article 4.03A(3) (Pari Passu to Non-EIB Financing) shall be amended by deleting the third paragraph of that Article in its entirety and replacing it with the following wording:

“For the purposes of this Article, “Non-EIB Financing” includes (i) the loan provided to the Borrower pursuant to the Subordinated Loan Agreement and (ii) any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other member of the Group) or the Guarantor), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other member of the Group) or the Guarantor) for a term of more than 3 (three) years.”

2.7	The following wording shall be added as a new Article 4.03A(6) after Article 4.03A(5):

“4.03A(6) GURNET ACQUISITION

If as at the Backstop Date (i) the Gurnet Acquisition has not occurred and (ii) the Extension Conditions (as defined in the Intercreditor Deed) have not been satisfied, the Bank may (subject to the terms of the Intercreditor Deed), by notice to the Borrower, suspend or cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with any accrued return under Article 3.01 and all other amounts accrued or outstanding under this Contract on the date indicated by the Bank in its notice of demand to the Borrower.”

2.8
Article 7.02(b) of the Original Finance Contract shall be amended by (i) deleting the word “and” at the end of Article 7.02(b)(ix), (ii) deleting the full stop at the end of Article 7.02(b)(x) and adding the word “and” and (iii) adding a new paragraph Article 7.02(b)(xi) after the existing Article 7.02(b)(x) with the following wording:

“(xi) any Security entered into pursuant to the Subordinated Loan Agreement or the under the Subordinated Agreements so long as such Security is subordinated under the terms of the Intercreditor Deed.”

2.9	Article 10.01A(j) of the Original Finance Contract shall be amended by adding the following wording before the full stop:

“or if it is or becomes unlawful for any party (other than the Bank) to perform any of its obligations under the Intercreditor Deed or the Intercreditor Deed is not effective in accordance with its terms or is alleged by a party (other than the Bank) to be ineffective in accordance with its terms”

2.10	Article 10.01B(a) of the Original Finance Contract shall be amended by adding the words “or the Intercreditor Deed” after the words “the Security Documents”.

3	Waiver

3.1	From the Effective Date:

(a)	the Bank consents to the Gurnet Acquisition and waives any Event of Default and breach of any Finance Document that would otherwise be constituted by the Gurnet Acquisition; and

(b)
the Bank confirms that, no Change-of-Control Event under Article 4.03A(2) (Change of Control) of the Amended Finance Contract shall occur as a result of the Gurnet Acquisition (as defined in the Amended Finance Contract) occurring and the Bank waives any right to exercise any of its rights under Article 4.03A(2) (Change of Control) of the Finance Contract as a result of the Gurnet Acquisition.

4	Representations and warranties

4.1
The Borrower makes the representations and warranties set out in Article 6.20 (General representations and warranties) of the Amended Finance Contract (other than those set out in paragraphs (n), (o), (u), (v) and (gg) of Article 6.20) on each of (i) the Effective Date, and (ii) if applicable, the date of which the Gurnet Acquisition occurs.

4.2
The Guarantor makes the representations and warranties set out in Article 5.01 (Representations and Warranties) of the Guarantee on each of (i) the Effective Date, and (ii) if applicable, the date of which the Gurnet Acquisition occurs.

5	Fees and Expenses

5.1	The Borrower shall pay to the Bank, promptly and in any event within 10 (ten) Business Days from the date of this Deed a waiver fee of EUR 60,000.

5.2
The Borrower shall pay to the Bank, promptly on demand, all fees and expenses of external legal counsel incurred by the Bank in connection with the negotiation, preparation and execution of this Deed (subject to an aggregate cap of EUR 60,000 which includes the first EUR 10,000 budgeted as per the cost recovery letter between the Bank and the Borrower dated 10 March 2017).

6	Miscellaneous Counterparts

6.1
This Deed may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

Entire Agreement

This Deed constitutes the entire agreement between the Parties in relation to the matters herein and supersedes any previous agreement, whether express or implied, on the same matter.

Partial invalidity

6.2
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

Notices

6.3
The provisions of Article 12.01 (Notices to either party) and Article 12.02 (Form of notice) of the Amended Finance Contract (as if the Effective Date had occurred) shall be deemed to be incorporated in this Deed in full, save that any reference therein to “this Contract” shall be deemed to be a reference to this Deed.

Guarantee

6.4	The Guarantor hereby confirms that the Guarantee shall continue in full force and effect, notwithstanding the provisions of this Deed.

Security

6.5
Each of the Borrower and the Guarantor hereby confirms that the Security Documents and the Security created pursuant to the Security Documents shall continue in full force and effect, notwithstanding the provisions of this Deed (including, without limitation, the waivers and amendments to the Finance Documents made by this Deed).

Conditions subsequent

6.6	The Borrower shall provide the Bank with the following documents (in form and substance satisfactory to the Bank):

(a)          on, or within three Business Days after, the Effective Date (but not before the Effective Date):

(i)	a certified copy of the Subordinated Loan Agreement, in the form approved in writing by the Bank prior to the date of this Deed, duly executed by all parties thereto; and

(ii)
a certificate of an authorised signatory of the Borrower certifying that the copy of the Subordinated Loan Agreement is correct, complete and in full force and effect as at a date falling no earlier than the Effective Date; and

(b)          on, or within one Business Day after, the date of execution of each Subordinated Security Document:

(i)	a certified copy of that Subordinated Security Document, in each case in the form approved in writing by the Bank prior to the date of this Deed, duly executed by all parties thereto; and

(ii)
a certificate of an authorised signatory of the Borrower (in the case of the case of the Subordinated Floating Charge) or the Guarantor (in the case of the Subordinated Share Charge) certifying that the copy of that Subordinated Security Document is correct, complete and in full force and effect as at a date falling no earlier than the date of that Subordinated Security Document.

7	Governing law and jurisdiction

7.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

7.2
The provisions of Article 11.02 (Jurisdiction) and Article 11.03 (Agent of Service) of the Amended Finance Contract (as if the Effective Date had occurred) shall be deemed to be incorporated into this Deed in full, save that any reference therein to “this Contract” shall be deemed to be a reference to this Deed

This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

Schedule 1
Conditions precedent
1          Corporate Authorisations

(a)
A certified copy of the resolution of the board of directors and/or general meeting of shareholders of the Borrower and the Guarantor approving the execution of this Deed, each Subordinated Agreement and the Intercreditor Deed (in each case, if it is a party to such document) duly authorising the person or persons signing this Deed, each Subordinated Agreement and the Intercreditor Deed on behalf of the Borrower and the Guarantor together with the specimen signature of each such person or persons; and

(b)
a certificate of an authorised signatory of each of the Borrower and the Guarantor certifying, amongst other things, that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Deed.

2          Key documents

This Deed and the Intercreditor Deed duly executed by all parties thereto.

3          Legal opinions

(a)
A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Bank, addressed to the Bank in form and substance satisfactory to the Bank, on the legality, validity and enforceability of this Deed and the Intercreditor Deed;

(b)
a legal opinion of William Fry, Irish law legal adviser to the Borrower, addressed to the Bank in form and substance satisfactory to the Bank, on the authority and capacity of the Borrower and the Guarantor to enter into this Deed and the Intercreditor Deed and any other matters required by the Bank including the valid choice of English law, submission to the jurisdiction of the courts of England and Wales and the enforcement of foreign judgments in Ireland;

(c)
advice of Norton Rose Fulbright US LLP, US legal advisers to the Bank, addressed to the Bank in form and substance satisfactory to the Bank, on the legality under US law of this Deed and the Intercreditor Deed; and

(d)
a legal opinion of Weil, Gotschal & Manges LLP, legal advisers to Gurnet, addressed to the Bank in form and substance satisfactory to the Bank, on the authority and capacity of the Subordinated Creditor to enter into the Intercreditor Deed.

4          Miscellaneous

(a)
Evidence of the appointment of the process agent referred to in (i) article 11.03 of the Amended Finance Contract by the Borrower and the Guarantor in relation to this Deed and (ii) clause 12.2 of the Intercreditor Deed by the Borrower, the Guarantor and the Subordinated Creditor;

(b)
a copy of any other document, authorisation opinion or assurance which the Bank considers to be necessary (if it has notified the Borrower and the Guarantor accordingly) in connection with the entry into and performance of this Deed; and

(c)	evidence of payment of all the fees and expenses as required by this Deed.

The Bank

Executed and delivered as a deed for and on behalf of

THE EUROPEAN INVESTMENT BANK

By:	/s/ Aleksander Skornik
Name:	Aleksander Skornik
Title:	Head of Division

By:	/s/ Thomas Lugez
Name:	Thomas Lugez
Title:	Legal Counsel

The Borrower

SIGNED and DELIVERED as a DEED for and on behalf of

INNOCOLL PHARMACEUTICALS LIMITED by its lawfully appointed attorney

In the presence of:

/s/ Anthony Zook
Attorney (Signature)

Anthony Zook
Attorney (Name)

/s/ Patrick Hutchison
Witness (Signature)

Patrick Hutchison
Print Name
3803 West Chester Pike
Newtown Square, PA 19073
Print Address

Interim CFO
Witness Occupation

The Guarantor

SIGNED and DELIVERED as a DEED for and on behalf of

INNOCOLL HOLDINGS PLC by its lawfully appointed attorney

In the presence of:

/s/ Anthony Zook
Attorney (Signature)

Anthony Zook
Attorney (Name)

/s/ Patrick Hutchison
Witness (Signature)

Patrick Hutchison
Print Name
3803 West Chester Pike
Newtown Square, PA 19073
Print Address

Interim CFO
Witness Occupation